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                                                                    EXHIBIT 23.1

The Board of Directors
TCI Satellite Entertainment, Inc.:

  We consent to the inclusion in the registration statement on Form S-4 of TCI Satellite Entertainment, Inc. of our report dated March 25, 1997, relating to the balance sheets of TCI Satellite Entertainment, Inc. (as defined in note 1 to the financial statements) as of December 31, 1996, and 1995, and the related statements of operations, equity, and cash flows for each of the years in the three-year period ended December 31, 1996, and to the reference to our firm under the headings "Experts," "Summary Financial and Other Data," and "Selected Financial Data."

                                          KPMG Peat Marwick LLP

Denver, Colorado
April 9, 1997